Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-159129, No. 333-192029, No. 333-195772 and No. 333-211028 each on Form S-8 of our report dated February 21, 2017 (April 25, 2017 as to the effect of the changes in presentation described in Notes 1, 3, 4, 8, 13 and 19 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of McDermott International, Inc. and subsidiaries (the “Company”) appearing in McDermott International, Inc.’s Current Report on Form 8-K dated April 25, 2017.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
April 25, 2017